Exhibit 10.21
Mr. Jim Feenstra
November 1, 2006
Dear Jim:
This letter sets forth the terms of the separation agreement (the “Agreement”) that Hansen Medical, Inc. (the “Company”) is offering to you to aid in your employment transition.
     1. Resignation Date. You hereby resign as President and Chief Operating Officer effective as of October 20, 2006 and the Company hereby accepts your resignation of such positions. You shall remain employed as an at-will employee of Hansen to work on such projects as the Chief Executive Officer shall determine until November 30, 2006 at which time you shall resign from any and all positions with Hansen (the “Resignation Date”). Through the Resignation Date: (a) you will not have authority to bind the Company or make management decisions; (b) you shall refrain from communicating with Company employees or Company business contacts; and (c) you shall not enter or use the Company’s offices except as requested by the Chief Executive Officer. Of course, if you fail to comply with this Agreement, violate Company policies, or fail to diligently work on the projects provided to you by the Chief Executive Officer, the Company will have the right to accelerate the Resignation Date.
     2. Accrued Salary and Vacation Pay. On the Resignation Date, the Company will pay you all accrued salary and all accrued and unused vacation (if any) earned by you through the Resignation Date, less standard payroll deductions and withholdings. You are entitled to these payments by law.
     3. Severance Pay. Although the Company is not otherwise obligated to do so, if you sign and return this Agreement to the Company, and allow it to become effective, and if you comply with your obligations hereunder, the Company will pay you as severance (the “Severance”) an amount equivalent to five (5) months of your base salary in effect as of the Resignation Date, subject to applicable deductions and withholdings. The Severance will be paid on the Company’s ordinary payroll dates, beginning with the first payroll date following the Resignation Date. In the event that the Company determines that any payments or benefits provided hereunder (including but not limited to the Severance or the Health Insurance Reimbursement discussed in Section 5), fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) as a result of Section 409A(a)(2)(B)(i) of the Code, then such payments or benefits shall not be made pursuant to the schedules provided herein and instead the payments or benefits shall be accelerated, delayed or otherwise restructured, as determined by the Company, to the minimum extent necessary so that such payments or benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Company may attach conditions to or adjust the amounts paid pursuant hereto to preserve, as closely as possible, the economic consequences that would have applied in the absence of this and the preceding sentence; provided, however, that no such condition or adjustment shall result in the payments or benefits being subject to Section 409A(a)(1) of the Code.
     4. Post-Resignation Consulting. As part of this Agreement and a condition of your receipt of the Severance and other benefits to be provided to you hereunder, you agree to make yourself available to consult with the Chief Executive Officer, President or any other executive officer to the extent reasonably requested and for a reasonable period of time following the Resignation Date. You understand that you will not earn or be entitled to receive any additional payments or reimbursements for such consulting.
     5. Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Resignation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under the applicable state and/or federal insurance laws. If you timely elect such continued health insurance coverage, the Company, as part of this Agreement and an additional severance benefit, will reimburse your health insurance premiums sufficient to continue your group health insurance coverage at the same level in effect as of the Resignation Date (including dependent coverage, if any) for up to five (5) months following the Resignation Date, unless and until you become eligible for other health coverage with another employer which provides coverage for you and your family (the “Health Insurance Reimbursement”). You agree to notify the Company in writing immediately upon commencing other employment that provides health insurance benefits.
     6. Transfer of Laptop Ownership. Provided that you have satisfied the conditions for receipt of Severance hereunder, the Company hereby transfers to you its ownership interests in the Company’s laptop computer provided to you for your use during your employment (the “Laptop”), effective as of the Resignation Date. The Laptop will be provided to you “as is” without warranty or guarantee of any kind.
     7. Stock Options. All of your stock option grants (the “Options”) pursuant to the Company’s 2002 Stock Plan (the “Plan”) will cease to vest as of the Resignation Date. You acknowledge and agree that those Options that shall not be vested as of the Resignation Date (an aggregate of 1,262,300 shares (pre-split)) shall be cancelled effective as of October 20, 2006 and returned to the Company. As of the Resignation Date, an aggregate of 485,500 shares (pre-split) subject to the Options will be vested and exercisable (the “Vested Shares”). Your rights to exercise the Vested Shares following the Resignation Date, if any, are set forth in the Plan and related agreements for the Options.
     8. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits relating to or arising from your employment with the Company, before or after the Resignation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested Option shares. By way of example, you acknowledge that you are not owed any bonus, incentive compensation, commissions or equity, except as may be expressly provided herein.
     9. Expense Reimbursement. You agree that, within thirty (30) days after the Resignation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date, if any, for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.
     10. Return of Company Property. On or before the Resignation Date, you shall return to the Company all Company documents (and all copies thereof) and, except for the Laptop discussed in Section 6, all other Company property in your possession or control, including, but not limited to, Company files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, business cards and stationery, financial and operational information, technical and training information, research and development information, customer information and contact lists, sales and marketing information, personnel information, vendor information, promotional literature and instructions, product and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to immediately provide the Company with a computer-useable copy of all such information, and you then agree to permanently delete and expunge all Company confidential or proprietary information and data from those systems; and you agree to provide the Company access to your system as reasonably requested to verify that the necessary copying and/or deletion is completed; and further, with respect to the Laptop, you shall follow all of the same procedures set forth above in this sentence prior to or on the Resignation Date. Your timely compliance with this Section 10 is a precondition to your receipt of the Severance, Health Insurance Reimbursement, Laptop, and other benefits provided under this Agreement.
     11. Proprietary Information Obligations. You hereby acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
     12. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee, or independent contractor of the Company.
     13. Nondisparagement. You agree not to disparage the Company, or its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations; and the Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that you and the Company may respond accurately and fully to any inquiry or request for information if required by legal process.
     14. No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.
     15. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
     16. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation), and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.
     17. Nonsolicitation. Before and for one (1) year after the Resignation Date, you will not directly or indirectly, recruit, solicit, entice, induce, or encourage any employee, independent contractor, or consultant of the Company to terminate a relationship with the Company in order to become an employee, independent contractor, or consultant for any other person or entity.
     18. Release of Claims. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, including but not limited to the Severance, the Health Insurance Reimbursement, and the Laptop, you hereby generally and completely release, acquit and forever discharge the Company and its parent, subsidiary, and affiliated entities (along with their predecessors and successors) and their directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment;

(b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code, and the California Fair Employment and Housing Act. Notwithstanding the foregoing, you are not hereby releasing the Company from any obligation it has undertaken in this Agreement or any obligation it may otherwise have to indemnify you for your acts within the course and scope of your employment with the Company, pursuant to the articles and bylaws of the Company, any fully executed written agreement with the Company, or applicable law. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.
     19. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days from the date you receive this Agreement to consider this Agreement (although you may choose voluntarily to sign it earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement by providing written notice of your revocation to the Chief Executive Officer; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you (the “Effective Date”).
     20. Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.
     21. Representations. You hereby represent that, except as expressly provided in this Agreement, you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
     22. Dispute Resolution. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Francisco, California, under JAMS’ then-applicable arbitration rules. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear the JAMS arbitration fees and administrative costs. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
     23. Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. This Agreement may be executed in counterparts, each of which shall be deemed to part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below on or within twenty-one (21) days and return the Agreement to me. If you do not return the fully signed Agreement by such date, the Company’s offer contained herein will automatically expire.
I wish you the best in your future endeavors.
Sincerely,
Hansen Medical, Inc.

By:	/s/ Frederic H. Moll Frederic Moll, Chief Executive Officer
Exhibit A –Proprietary Information and Inventions Agreement
Understood and Agreed:

/s/ Jim Feenstra Jim Feenstra
Date: 11/01/06

Exhibit A
Proprietary Information and Inventions Agreement